MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Coastline Corporate Services Inc., of our report dated May 30, 2007 on our audit of the financial statements of Coastline Corporate Services Inc. as of April 30, 2007, and the related statements of operations, stockholders’ equity and cash flows for the year ended April 30, 2007 and October 27, 2006 (inception) through April 30, 2007, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

April 9, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501